Exhibit (d)(ii)

SCHEDULE A to the ADVISORY AGREEMENT
between
Cambria Investment Management, L.P.
and
Cambria ETF Trust

As of: December 22, 2023

Fund	Fee Rate	Effective Date
Cambria Foreign Shareholder Yield ETF	0.59%	June 26, 2018
Cambria Emerging Shareholder Yield ETF	0.59%	June 26, 2018
Cambria Global Tail Risk ETF	0.59%	June 26, 2018
Cambria Global Value ETF	0.59%	July 20, 2018
Cambria Global Momentum ETF	0.59%	July 20, 2018
Cambria Value and Momentum ETF	0.59%	July 20, 2018
Cambria Global Asset Allocation ETF	0.00%	July 20, 2018
Cambria Shareholder Yield ETF	0.59%	August 7, 2018
Cambria Tail Risk ETF	0.59%	August 7, 2018
Cambria Trinity ETF	0.59%	September 10, 2018
Cambria Cannabis ETF	0.59%	July 12, 2019
Cambria Global Real Estate ETF	0.59%	September 24, 2020
Cambria Tactical Yield ETF	0.59%	December 5, 2023
Cambria Micro and SmallCap Shareholder Yield ETF	0.59%	December 5, 2023
Cambria Venture ETF	0.59%	-
Cambria Buyout ETF	0.59%	-
Cambria Endowment Style ETF	0.59%	-
Cambria Global Tobacco ETF	0.59%	-
Cambria Managed Futures Strategy ETF	0.59%	-
Cambria Superinvestors ETF	0.59%	-
Cambria Trend Following ETF	0.59%	-
Cambria Domestic Tax Optimized ETF	0.59%	-
Cambria Foreign Tax Optimized ETF	0.59%	-

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CAMBRIA ETF TRUST		CAMBRIA INVESTMENT MANAGEMENT, L.P.

/s/ Jonathan Keetz	12/22/23	/s/ Mebane T. Faber	12/22/23
Jonathan Keetz	Date	Mebane T. Faber	Date
Vice President		Chief Executive Officer